Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the  incorporation by reference in this Registration Statement on Form S-3 of our report dated November 26, 2013 relating to the financial statements, which appears in Oramed Pharmaceuticals Inc.’s Annual Report on Form10-K for the fiscal year ended August 31, 2013. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Kesselman & Kesselman,

Kesselman & Kesselman
Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
January 23, 2014

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
P.O Box 50005 Tel-Aviv 6150001  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

                                  Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity